PROXY VOTING POLICY AND PROCEDURES

The Indonesia Fund, Inc.

The Chile Fund, Inc.

The First Israel Fund, Inc.

The Latin America Equity Fund, Inc.

The Emerging Markets Telecommunications Fund, Inc.

(Collectively, the “Funds”)

I.	Statement of Policy

The following are general proxy voting policies and procedures (“Policies and Procedures”) adopted by the Funds that are registered with the U.S. Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended (“1940 Act”), (“Funds” and each a “Fund”) and by the Boards of Directors (“Boards”) which oversee the Funds with respect to voting securities held by the Funds. These Policies and Procedures are adopted to ensure compliance with Rule 30b1-4 of the 1940 Act and other applicable obligations of the Funds under the rules and regulations of the SEC and interpretations of its staff (“Staff”). It is the policy of the Funds to seek to assure that proxies received by each Fund are voted in the best interest of each Fund’s stockholders.

II.	Definitions

A.           “Best interest of Fund stockholders” - means stockholders’ best economic interest over the long term, i.e., the common interest that all stockholders have in seeing the value of a common investment increase over time. Stockholders may have differing political or social interests, but their best economic interest is generally uniform.

B.           “Conflict of interest” - means circumstances when a proxy vote presents a conflict between the interests of Fund stockholders, on the one hand, and those of the Fund’s investment adviser, principal underwriter, or an affiliated person of the Fund, its Adviser or principal underwriter, on the other, in how proxies are voted. In practical terms, these circumstances generally would arise when a Fund’s Adviser or Subadviser knowingly does business with a particular proxy issuer or closely affiliated entity, and may appear to have a material conflict between its own interests and the interests of stockholders in how proxies of that issuer are voted. A conflict might exist in circumstances when the Fund’s Adviser has actual knowledge of a material business arrangement between a particular proxy issuer (or closely affiliated entity) and the parent company or a corporate affiliate of the Fund’s Adviser or Subadviser. The Funds believe that a conflict of interest generally would not arise merely because a proxy issuer has a material business arrangement with a Fund’s principal underwriter, or with an affiliated person of the principal underwriter or the Funds (other than a Fund’s Adviser or Subadviser or their respective parent company), because (1) each Fund’s Adviser will generally make proxy voting decisions for the Fund under the delegation arrangements described below; (2) each Fund’s principal underwriter is not affiliated with its Adviser or Subadviser and will not have any input into the Adviser’s or Subadviser’s proxy voting decisions for the Fund; (3) other affiliated persons of the principal underwriter or the Fund (other than the Fund’s Adviser or Subadviser) likewise will not have any input into proxy voting decisions for the Fund; and (4) each Fund’s Adviser or Subadviser is unlikely to be aware of, or have any interest in, any business arrangement between the proxy issuer and the Fund’s principal underwriter, or between the proxy issuer and an affiliated person of the principal underwriter or the Fund.

III.	Delegation of Responsibility for Proxy Voting

A.           Each Fund’s Board annually evaluates its Fund’s contract with its Adviser and Subadviser, and decides whether to renew the contract. This process gives each Fund an annual opportunity to ensure that its Adviser’s and Subadviser’s investment philosophy is generally consistent with its investment objectives and the best economic interests of its stockholders.

B.           Because the investment philosophy of each Fund’s Adviser and Subadviser is generally consistent with the investment objectives of the Fund and the best economic interests of Fund stockholders, investment decisions for each Fund should generally be consistent with its Adviser’s and Subadviser’s philosophy. In proxy voting decisions, as in other investment decisions, each Fund’s Adviser and Subadviser is in the best position to determine whether a particular proxy proposal is consistent with its philosophy, and therefore generally consistent with the investment objectives of the Fund and the best economic interests of Fund stockholders.

C.           Accordingly, each Fund has chosen to delegate all responsibility for proxy voting to its Adviser, provided that each Fund’s Board has the opportunity to periodically review and approve their proxy voting policies and any material amendments (and that the policies contains provisions to address any conflicts of interest as described below). The Trade Processing Department of the Administrator will serve as the Proxy Administrator and will take responsibility for ensuring, among other things, that the vote for each proxy is cast in accordance with the proxy voting policies and procedures of the Adviser and Subadviser. A Proxy Committee of the Adviser and Subadviser will take responsibility for determining whether and how to vote each proxy, whether a conflict of interest exists, and how such conflicts are to be resolved in accordance with the proxy voting policies and procedures of the Adviser and Subadviser. Under this delegation, the Adviser and Subadviser may vote, abstain from voting, or take no action on proxies for a Fund in any manner consistent with the Adviser’s and Subadviser’s proxy voting policies (subject to provisions for addressing conflicts of interest). Each Fund may revoke all or part of such delegation at any time by a vote of its Board. In the event that a Fund revokes the delegation of proxy voting responsibility to its Adviser, the Fund will assume full responsibility for ensuring that proxies are voted in the best interest of its stockholders, and will promptly notify stockholders of the revocation. Thereafter, such Fund will vote proxies of portfolio securities consistently with the policies of its Adviser and Subadviser, or develop its own basis for voting on particular matters.

D.           This delegation generally applies to all proxy voting matters on which each Fund may vote, such as corporate governance matters (including changes in the state of incorporation, mergers and other corporate restructurings, and anti-takeover provisions such as staggered boards, poison pills, and supermajority provisions); changes to capital structure, including increases and decreases of capital and preferred stock issuance; stock option plans and other management compensation issues; and social and corporate responsibility issues. This delegation permits the Adviser and Subadviser to vote (or abstain from voting or take no action on) proxies relating to matters that may affect substantially the rights or privileges of the holders of securities to be voted, and to vote based on the Adviser’s and Subadviser’s decisions or on provisions of the Adviser’s and Subadviser’s proxy policies that may support or give weight to the views of management of a portfolio company.

IV.	Conflicts of Interest

A.           Each Fund recognizes that in unusual circumstances, a conflict of interest in how proxies are voted may appear to exist, such as when its Adviser or Subadviser knowingly does business with a particular proxy issuer or closely affiliated entity or has actual knowledge of a material business arrangement between a particular proxy issuer or closely affiliated entity, and the adviser's parent or an affiliated subsidiary.

B.           In those circumstances, to avoid any appearance concerns, each Fund believes it is appropriate for its Adviser or Subadviser to follow an alternative voting procedure rather than to vote proxies in the Adviser’s or Subadviser’s sole discretion. Some examples of acceptable alternative voting procedures for resolving conflicts of interest include the following:

(1)  Causing the proxies to be “echo voted” or “mirror voted” in the same proportion as the votes of other proxy holders that are not Fund stockholders;

(2)  Causing the proxies to be voted in accordance with the recommendations of an independent service provider that the Adviser and Subadviser may use to assist it in voting proxies;

(3)  Notifying a Fund’s Board, a designated Board committee or a representative of either, of the conflict of interest and seeking a waiver of the conflict to permit the Adviser and Subadviser to vote the proxies as it chooses under its usual policy; or

(4)  Forwarding the proxies to a Fund’s Board, a designated Board committee or a representative of either, so that the Board, the committee or the representative may vote the proxies itself.

C.           Each Fund generally delegates all responsibility for resolving conflicts of interest to the Fund’s Adviser and Subadviser, provided that the Adviser’s and Subadviser’s proxy voting policy (as approved by the Fund’s Board) includes acceptable alternative voting procedures for resolving material conflicts of interest, such as the procedures described above. Under this delegation, the Adviser may resolve conflicts of interest in any reasonable manner consistent with the alternative voting procedures described in its proxy voting policy. Each Fund may revoke all or part of this delegation at any time by a vote of its Board. In the event that a Fund revokes the delegation of responsibility for resolving conflicts of interest to the Adviser and Subadviser, the Fund will seek to resolve any conflicts of interest in the best interest of stockholders. In doing so, the Fund may follow any of the procedures described in Paragraph III.B., above.

V.	Disclosure of Policy or Description/Proxy Voting Record

A.           Each Fund, unless it invests exclusively in non-voting securities, will disclose its proxy voting policy or a description of it (and its Adviser’s and Subadviser’s proxy voting policy, or a description of them), in the Fund's annual report on Form N-CSR. The Fund will disclose that this proxy voting policy or a description of it (and the Adviser’s proxy voting policy or a description) is available without charge, upon request, (1) by calling, toll-free, 1-800-522- 5465; and (2) on the SEC’s website at http://www.sec.gov. Upon any request for a proxy voting policy or description of it, the policy or the description (or a copy of the most recent annual report containing the policy or description) will be sent by first-class mail or other equally prompt delivery method within three business days of receipt of the request.

B.           Each Fund will also disclose in its annual report that information is available about how the Fund voted proxies during the most recent twelve-month period ended June 30, (1) by calling, toll-free, 1-800-522-5465; and (ii) on the SEC’s website at http://www.sec.gov. Upon any request for the Fund’s proxy voting record, a copy of the information disclosed in its most recent Form N-PX will be sent by first-class mail or other equally prompt delivery method within three business days of receipt of the request.

C.           Each Fund will file Form N-PX, completed and signed in the manner required, containing its proxy voting record for the most recent twelve-month period ended June 30 with the SEC.

D.           Each Fund will disclose the following information on Form N-PX for each matter relating to a portfolio security considered at any stockholder meeting held during the period covered by the report and with respect to which the Fund was entitled to vote:

•	The name of the issuer of the portfolio security;

•	The exchange ticker symbol of the portfolio security except to the extent not available

•	through reasonably practicable means;

•	The Council on Uniform Securities Identification Procedures ("CUSIP") number for the

•	portfolio security except to the extent not available through reasonably practicable

•	means;

•	The stockholder meeting date;

•	A brief identification of the matter voted on;

•	Whether the matter was proposed by the issuer or by a security holder;

•	Whether the Fund cast its vote on the matter;

•	How the Fund cast its vote (e.g., for or against proposal, or abstain; for or withhold

•	regarding election of directors); and

•	Whether the Fund cast its vote for or against management.